Exhibit 99.1

Editorial Contact:	Investor Contact:
Document Sciences Corporation	Document Sciences Corporation
Todd Schmidt 760-602-1400	Leslie Weller 760-602-1400
tschmidt@docscience.com	lweller@docscience.com

DOCUMENT SCIENCES ANNOUNCES RECORD THIRD QUARTER REVENUE
Revenues rose by 26% over the 2006 third quarter

Carlsbad, CA - October 30, 2007 - Document Sciences Corporation (Nasdaq: DOCX - news), a global leader in providing customer communications management solutions, today reported revenues of $10.6 million for the quarter ended September 30, 2007, an increase of 26% over revenues of $8.4 million for the quarter ended September 30, 2006. Net income for the quarter ended September 30, 2007, was $267,000 compared with net income of $115,000 for the quarter ended September 30, 2006. Net income per share for the quarter ended September 30, 2007, was $0.05 based on 5,255,933 diluted shares outstanding, compared with net income per share of $0.02, based on 5,324,126 diluted shares outstanding for the quarter ended September 30, 2006.

For the nine months ended September 30, 2007, revenues were $30.0 million, compared with revenues of $24.6 million for the same period in 2006, representing an increase of 22%. For the nine months ending September 30, 2007, the company reported a net loss of $531,000, or $0.13 per share based on 4,190,406 shares outstanding, compared with a net loss of $200,000, or $0.05 per share based on 4,250,690 shares outstanding, for the nine months ending September 30, 2006.

Jack McGannon, Document Sciences’ President and CEO, stated that “we are pleased with the third quarter revenues, which were $2.2 million higher than the third quarter of 2006 and represented the thirteenth consecutive quarter of year-over-year revenue growth. Of note, we achieved record quarterly results for both of our revenue components, License Fees and Services & Other, each of which increased by approximately 26%. With nearly $30 million of revenue through nine months of this year, we are well on our way to achieve revenues of approximately $40 million for the year 2007 and are on track to exceed our $50 million target for 2008.”

McGannon added that “while we have invested significantly in Sales & Marketing to drive our growth, we again achieved positive net income in the third quarter. We have also continued to invest considerably in Research & Development to further our leadership position. During the third quarter, we announced the availability of xPression 3, the latest generation of our highly acclaimed suite of customer communications management solutions.”

Included in expenses for the three and nine months ended September 30, 2007 are $179,000 and $469,000, respectively, of stock-based compensation expenses, compared to $155,000 and $364,000 for the three and nine months ended September 30, 2006.

About Document Sciences

Document Sciences is a market-leading global provider of customer communications management solutions. Our award-winning xPression software suite enables organizations to automate the creation and delivery of well-designed, highly personalized communications -- from customized marketing collaterals, contracts and policies to high-volume relationship statements and correspondence. More than 500 content-driven organizations worldwide, including over 60 FORTUNE Global 500 companies, use Document Sciences' solutions to reduce development costs by up to 90%, improve time-to-revenue by as much as 75%, and enhance the overall customer experience with highly effective 1:1 communications. Based in Carlsbad, California, with award-winning offshore services operations in Beijing, China and offices across the U.S., in London and Sydney, Document Sciences also markets its products in Europe, Australia, Canada, New Zealand, Latin America, Asia and Africa. For more information about Document Sciences Corporation, call 888.4.DOC.SCI or visit www.docscience.com.

This press release may contain "forward-looking" statements about possible or assumed future results of our financial condition, operations, plans, objectives and performance. You can identify these statements by the fact that they use words such as "believe," "expect," "anticipate," "estimate," "project," "intend," "plan" or similar expressions. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in these forward-looking statements. Some of these events or factors include the following: (i) national, international, regional and local economic, competitive and regulatory conditions and developments; (ii) the market for dynamic content publishing software; (iii) market acceptance of enhancements to our existing products and introduction of new products; (iv) continued profitability of our professional services; (v) maintaining our relationships with Xerox Corporation and our other distribution partners and/or other risks detailed from time-to-time in our SEC reports, including the report on Form 10-K for the fiscal year ended December 31, 2006. We do not undertake, and specifically disclaim, any obligation to update forward-looking statements.

DOCUMENT SCIENCES CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,291,585	$5,657,380
Short-term investments	207,473	1,437,214
Accounts receivable, net	9,667,606	7,316,100
Other current assets	1,866,126	1,888,203
Total current assets	14,032,790	16,298,897
Property and equipment, net	885,227	725,029
Software development costs, net	32,196	746,282
Goodwill, net	4,794,740	4,495,192
Purchased intangible assets-net	361,333	---
Total assets	$20,106,286	$22,265,400

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$703,365	$342,103
Accrued compensation	2,175,446	2,169,320
Other accrued liabilities	1,118,218	615,195
Deferred revenue	12,478,808	12,936,570
Total current liabilities	16,475,837	16,063,188

Obligations under capital leases	---	6,699

STOCKHOLDERS' EQUITY
Common stock, $.001 par value	4,424	4,424
Treasury stock	(3,211,202)	(362,889)
Additional paid-in capital	14,894,694	14,079,885
Accumulated comprehensive loss	29	302
Accumulated deficit	(8,057,496)	(7,526,209)
Total stockholders’ equity	3,630,449	6,195,513
Total liabilities and stockholders’ equity	$20,106,286	$22,265,400

DOCUMENT SCIENCES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
License fees	$6,918,296	$5,509,267	$20,021,319	$16,242,752
Services and other	3,655,165	2,889,103	9,937,826	8,399,835
Total revenues	10,573,461	8,398,370	29,959,145	24,642,587
Cost of revenues:
License fees	1,451,496	966,455	3,678,755	3,185,690
Services and other	2,657,540	2,471,598	7,959,218	7,462,625
Total cost of revenues	4,109,036	3,438,053	11,637,973	10,648,315
Gross margin	6,464,425	4,960,317	18,321,172	13,994,272
Operating expenses:
Research and development	1,830,961	1,590,614	5,478,870	4,356,412
Selling and marketing	3,282,895	2,313,439	9,935,266	7,030,561
General and administrative	1,098,416	975,875	3,554,812	2,944,973
Total operating expenses	6,212,272	4,879,928	18,968,948	14,331,946
Income (loss) from operations	252,153	80,389	(647,776)	(337,674)
Interest and other income, net	22,728	60,452	168,588	169,311
Income (loss) before income taxes	274,881	140,841	(479,188)	(168,363)
Provision for income taxes	7,428	25,670	52,099	31,055
Net income (loss)	$267,453	$115,171	$(531,287)	$(199,418)

Net income (loss) per share - basic	$0.07	$0.03	$(0.13)	$(0.05)
Weighted average shares used in basic calculation	4,000,557	4,281,906	4,190,406	4,250,690
Net income (loss) per share - diluted	$0.05	$0.02	$(0.13)	$(0.05)
Weighted average shares used in diluted calculation	5,255,933	5,324,126	4,190,406	4,250,690